Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
April 28, 2014
May 2014	Raymond James

Credit Suisse Structured Product Offering List

Please find the indicative terms for our May offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Equity-Linked Alternatives

3 Year S&P 500® Index, Russell 2000® Index U.S. Equity-Linked Autocallable Step-Up Note
If a Trigger Event occurs on any Review Date, the securities will be automatically redeemed and you will be entitled to a cash payment equal to the principal amount of the securities held plus the Automatic Redemption Premium applicable to that Review Date. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Automatic Redemption Premium*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QMK9	If a Trigger Event occurs: •On the first Review Date, then the principal amount of the securities held plus [8.00%-8.50%]. • On the second Review Date, then the principal amount of the securities held plus [16.00%-17.00%]. •On the third Review Date, then the principal amount of the securities held plus [24.00%-25.50%].	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	1.75%			5/23/14	6/2/14	6/2/17

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

5 Year SPX Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage which is expected to be between [27.5% and 32.5%*] and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QMM5	• If Final Level > Initial Level, then a positive return based on the greater of between [ 27.5% and 32.5%] and the uncapped percentage change from the Initial Level to the Final Level. • If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level and a Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.	S&P 500® Index	Approximately 70%	2.50%			5/23/14	6/2/14	5/31/19

6 Year Dow Jones Industrial AverageSM Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [123%-128%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the Underlying Return. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by one plus the absolute value of the Underlying Return.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QMH6	• If Final Level > Initial Level, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level multiplied by [123%-128%]*. • If Final Level < Initial Level and no Knock-In Event occurs, then a positive return corresponding to the absolute value of the depreciation of the Underlying. • If Final Level < Initial Level and a Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.	Dow Jones Industrial AverageSM	Approximately 70% of Initial Level; European Knock-In	2.50%			5/23/14	6/2/14	6/2/20

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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

6 Year EURO STOXX 50® Index Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [135%-140%] *. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held multiplied by one plus the absolute value of the Underlying Return.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QMJ2	• If Final Level > Initial Level, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level multiplied by [135%-140%]*. • If Final Level < Initial Level and no Knock-In Event occurs, then a positive return corresponding to the absolute value of the depreciation of the Underlying. • If Final Level < Initial Level and a Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.	EURO STOXX 50® Index	Approximately 60% of Initial Level; European Knock-In	2.50%			5/23/14	6/2/14	6/2/20

Contact Info.
Financial Products Group
Contact Information

Toll Free Group Number:	1-877-346-7763
Group Email Address:	structured.notes@credit-suisse.com

Credit Suisse Contact Information

Elaine Sam	James Bass	Javier Garcia	Andy Martin
elaine.sam@credit-suisse.com	james.bass@credit-suisse.com	javier.garciagarduno@credit-suisse.com	andrew.martin@credit-suisse.com
212 325 5072	212 538 4488	212 325 0433	212 538 2645

* The actual coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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